EXHIBIT 99.1
                                                          Letter to Stockholders


[CELSION LOGO]                                              [CELSION LETTERHEAD]


March 22, 2004

Dear Stockholder:

We have made a great deal of progress over recent months. As we move forward, we thought this would be a good opportunity to bring you up-to-date on recent events and report on our progress in meeting our long-term strategic objectives.

Three years ago we shared with our stockholders our plan to revitalize Celsion and to transform it from a small, R&D company with an interesting technology portfolio into a dynamic biopharmaceutical enterprise with a balanced and diversified pipeline of quality anti-cancer products, supported by a selective portfolio of complementary and potentially complementary technologies.

The plan had (and has) four critical objectives:

     o First, to obtain Food and Drug Administration (FDA) approval for our benign prostatic hyperplasia (BPH) product, commercialize it and direct the proceeds from such commercialization to fund the continuing development of our cancer treatment technologies;

     o   Second, to put the company on a sound financial footing;

     o Third, to develop, test and commercialize quality cancer treatment products based on our heat-activated gene and drug delivery platform; and

     o All the while, to reposition Celsion as a full-fledged biopharmaceutical company, rather than just a medical device business.

Over recent months we have made significant progress toward each of these objectives.

PROLIEVE(TM) THERMODILATATION SYSTEM

On February 13, 2004, we announced that we had renamed our Microfocus(TM) BPH 800 Microwave Urethroplasty(TM) system the "Prolieve Thermodilatation System". Less than a week later, on February 19, we received FDA premarketing approval
(PMA) for the Prolieve system and, almost immediately (on Monday, February 23), Boston Scientific Corporation (BSC), shipped two Prolieve control units and 20 catheter kits to our first customer in Shreveport, Louisiana.

We believe that we have the best product on the market for the treatment of BPH, and we are encouraged by the way our relationship with BSC is developing. BSC is making a significant financial investment in marketing the Prolieve system. We believe that their plans are solid, and we are confident that, in BSC's hands, the Prolieve system should be a commercial success.

As BSC moves forward in marketing the Prolieve system, we expect to direct our share of revenues to other critical corporate objectives.

FINANCIAL MATTERS

On March 11, we announced that we had met all the milestone obligations under our distribution agreement with BSC. As a result, we have received aggregate payments of $8 million from BSC, in the form of an additional $4 million equity investment and a $4 million licensing fee, with an additional $2 million equity investment due during the first week in April. In addition, as of February 6, 2004, we satisfied the preconditions to redemption, by us, of certain of our outstanding Common Stock Purchase Warrants. As a result, we are now able to call these Warrants at our election. Inasmuch as holders have the option to exercise their Warrants upon a call, we expect that a call of all of the affected Warrants would result in an additional cash infusion of $3 million. Following that investment, we will have over $25 million in available funds on hand. Based on our projected net average burn rate of between $800,000 and $900,000 per month, we should be funded for around 30 months.

The Company's balance sheet is the strongest it has ever been.
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PERSONNEL AND MANAGEMENT MATTERS

In light of his recent resignation, we would like to take a moment to thank Dan Reale for his contributions to Celsion. We are sorry to lose his services, but we respect his situation and we wish him all the best for the future. Dan's departure, though untimely, has not disrupted our staffing plans and in fact, has added additional urgency to personnel matters. In order to ensure that Celsion is able to continue to move forward without disruption, Tony Deasey has assumed the position of Chief Operating Officer. Since joining us as Chief Financial Officer in 2000, Tony has been a moving force in establishing our business and financial strategies and in executing those strategies successfully. We are confident that, under Tony's leadership, we will continue to make excellent progress.

As we looked toward receipt of FDA approval of our Prolieve system, we began to shift the orientation of our staffing toward a biopharmaceutical orientation. We recognize that in order to deliver against both our third and fourth objectives we needed to add breadth and depth to our management team. Therefore, over the last several months, we have made some key strategic additions to our management team, including:

     o Dr. Carolyn Finkle, Vice President of Regulatory Affairs. Carolyn brings to Celsion significant experience in the pre-clinical and early stage development of new drugs and genetic compounds. With Carolyn's arrival, Dr. Bill Gannon, our Medical Director and Vice President of Clinical Affairs, will turn his focus to designing and completing clinical trials for our portfolio of products. We expect that Carolyn, working with Bill, will make significant contributions as we work to establish our core capability in the area of clinical development.

     o Weiping Yu, Director of Drug Manufacturing Operations. Weiping is a specialist in the area of formulation and manufacturing of liposomal drug compounds. Since joining Celsion, he has been working with Northern Lipids, our liposome-manufacturing consultant, to scale up the production of ThermoDox(TM) as well as to establish and institutionalize the control and production processes and systems critical to manufacturing ThermoDox as a pharmaceutical. Weiping is also working with Baxter Pharmaceutical, our commercial manufacturer, to establish commercial production of ThermoDox.

     o David Hicks, Director of Program Development. David is an experienced product development executive whom we have hired to manage our breast cancer program. Our experience with our BPH product demonstrates that programs stagnate without dedicated, focused attention. We are confident that David will manage the breast cancer program effectively so that we get early, optimal commercial results.

     o Raj Prabhakar, Director of Corporate and Strategic Planning. Raj, who has gained his experience working with venture capitalists in the biotechnology area, is helping us to develop business plans for each of our technologies, which we expect to implement as we develop these technologies and to utilize as we pursue additional corporate partners.

Finally, we have a search under way for an executive to head up our product development efforts. Our ideal candidate would have significant experience in taking pharmaceutical or biotech products from pre-clinical though Phase II/III trials.

Over the coming months, we expect to identify other resource needs within the organization. Now that we are adequately funded, we intend to fill those positions as they are identified and when justified.

PRODUCT DEVELOPMENT

With our expanded management team in place, we are positioned to move forward with the development of what we believe may be our most valuable technology--the heat-activated liposome that we have licensed from Duke University.

We have encapsulated a common cytotoxic cancer drug, Doxorubicin, in this liposome and have named the resulting compound ThermoDox. We are currently in a Phase I clinical trial for ThermoDox in the treatment of prostate cancer and expect to commence a Phase I trial for liver cancer using ThermoDox in the near future. In addition, we have the capability to move ThermoDox into breast cancer trials. At such time as we have proven that our heat-activated liposome is an effective drug delivery medium, we intend to encapsulate other water soluble cancer drugs, of which there are many, and to seek other applications of this technology.

By the time you receive this letter, we will have completed the third cohort of patients in our prostate cancer Phase I study. In that study we are using ThermoDox in combination with the Prolieve system, with which we heat the prostate to 41(degree)C, the release point of the drug. Enrollment in this trial has proceeded more slowly than we had anticipated. However, last January the FDA allowed an amendment to our protocol that broadens the population of potential patients. In addition, in January we added a third clinical site in Myrtle Beach, South Carolina. With these changes, we hope to complete the Phase I study during the summer of this year and to move on to a Phase II study in 2005.
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We have also filed an investigational new drug (IND) application in partnership with the National Institutes of Health (NIH) to study the treatment of liver cancer using ThermoDox with a radio frequency ablation (RFA) device as the heating source. We are currently on clinical hold pending completion of additional pre-clinical studies required by the FDA, but we expect to complete these studies shortly and start treating patients promptly after this work is completed.

If we show efficacy early in either (or both) the prostate or liver cancer Phase II clinical trials, we should have the opportunity to explore broadening our relationship with BSC or establishing relationships with one or more other major players in the oncology market.

At the same time, we are continuing our two Phase II Breast Cancer trials. We expect to reach the mid-point of the early stage study during the summer. When we reach the midpoint, we will analyze the results and determine our future course of action. We are also considering whether we can expand our ThermoDox studies to include the treatment of breast cancer using either our Adaptive Phased Array (APA) focused microwave technology, licensed from MIT, or the Advance Phased Array radio frequency system that we licensed from Duke last summer as the heat source.

CHINESE JOINT VENTURE

In December we announced the formation of a joint venture in China. This joint venture has significant longer-term implications for Celsion. First, we believe that we can submit our US FDA approved data for BPH to the Chinese regulatory authorities and get rapid approval for our Prolieve system in China -- possibly as early as the end of the year. In addition, we believe that, particularly for our liver cancer and heat-activated genetic drug products, we may well be able to complete human studies in China faster and at a lower cost than would be possible in the US. At present, we are setting up the infrastructure of the Chinese venture with our partners, starting with recruiting a first-class general manager. We expect to be well positioned to supplement our US clinical efforts and ultimately to take advantage of one of the most attractive markets in the world.

EVOLUTION TO A BIOPHARMACEUTICAL COMPANY

Our final, overarching objective is to transform Celsion into a full-fledged biopharmaceutical company. We believe that we are now well along in this transformation and that many of the component parts are in place. We have:

     o Prolieve, an approved, versatile product that has the potential for use not only for the treatment of BPH but also for Prostatitis and as a component of our prostate and breast cancer treatment systems;

     o Our Duke-licensed heat-activated liposome, a promising drug delivery mechanism, in human trials;

     o ThermoDox, a potentially effective cancer treatment drug, in human trials;

     o   A powerful cancer repair inhibitor in late stage pre-clinical trials;

     o An experienced team of engineers capable of developing effective heating systems.

     o A team of clinical and regulatory personnel with significant experience in taking newly developed products through the clinical process; and

     o   Finally, a strong cash position.

We believe that our metamorphosis is well under way.

GOVERNANCE MATTERS

On March 4, 2003, we filed preliminary proxy materials with the Securities and Exchange Commission in preparation for our annual meeting of stockholders on May 25, 2004. Certain matters in the preliminary proxy materials apparently have caused confusion and concern among our stockholders. Although we continue to believe that these are basic corporate governance matters, in order to alleviate confusion and allay concern, we will briefly address those matters:

     o The resignation of John Mon from our Board of Directors. While John Mon resigned from the Board of Directors earlier this month, he did not resign from his other positions with the Company. In fact, John is, and will remain, a highly valued member of Celsion's management team. Under newly adopted American Stock Exchange (Amex) rules, a majority of our directors must qualify as "independent".
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         Prior to John's resignation, we had six directors, two of whom (John and Augustine Cheung) are not independent because they are executive officers, and one of whom (Kris Venkat) is not independent because he also serves as a consultant to the Company on a limited basis. While we have been seeking, and will continue to seek, two additional independent directors (including a finance expert and an industry specialist), at the time we made our filing with the SEC we simply had not been able to identify appropriate candidates. Therefore, in order to meet the Amex requirement, either John or Dr. Cheung had to resign. John volunteered.

     o 2004 Stock Incentive Plan. We are asking our stockholders to approve a new employee Stock Incentive Plan that reserves an additional 10 million common shares for issuance under compensatory arrangements and provides us with additional flexibility by broadening the range of permitted arrangements beyond stock options and stock appreciation rights. There are only 200,000 shares remaining under our current stock option plan. In order to attract and retain key employees, we need to be able to offer our employees the opportunity to share in the upside of their efforts through equity participation. The additional shares available under the new plan will permit us to continue to provide this sort of equity participation. In addition, in the past, we have used options under our plan to compensate our nonmanagement directors and consultants. Such compensation has the dual benefits of conserving cash and aligning the interests of our directors and consultants with those of our stockholders. Again, the new share reservation will permit us to continue to compensate our outside directors and consultants in this manner. The shares reserved under our current, 2001 plan were sufficient to meet our needs for three years. We expect that the shares reserved under the proposed 2004 plan will cover our requirements for a comparable period.

     o Increase in Authorized Shares. We also are asking stockholders to approve an increase in the number of authorized shares of our common stock. At present, we are authorized to issue up to 200 million common shares. Assuming stockholder approval of the new Stock Incentive Plan, we will have 192 million shares either outstanding or reserved for issuance pursuant to our stock plans or other securities (principally warrants), leaving only 8 million shares for other purposes. We currently have no need or intention to raise additional capital in either the private or public markets or to enter into acquisitions or other arrangements that would require us to issue shares. However, as our technologies and products mature, we may well find it advantageous to enter into strategic alliances with, or acquire, pharmaceutical or biotechnology companies or their technologies. Equity could be a key component of such transactions, and we need to have shares available to provide us with flexibility in structuring any future arrangements or transactions.

                                     * * * *

In sum, Celsion is now in the strongest position in its history, with a clear path ahead and the resources to follow that path.

In closing, we would like to note that our recent successes would not have been possible without the hard work and dedication of our employees and consultants. We would like to take this opportunity to thank them all on your behalf. Likewise, the management and employees of Celsion would not have the opportunity to achieve this position without your loyal support over the years. On behalf of all of us, we extend to you our thanks.

Sincerely,

/s/ Max Link                                         /s/ Augustine Y. Cheung
--------------                                       -------------------------
Max Link, PhD.                                       Augustine Y. Cheung, PhD.
Chairman                                             President & CEO

Forward-looking statements in this letter are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by us and by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, and regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.